EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-95657 and No. 333-148383 on Forms S-8 and No. 333-132288 and No. 333-112472 on Forms S-3 of Parlux Fragrances, Inc. (the “Company”), of our report dated July 5, 2008, relating to the consolidated financial statements and financial statement schedule of the Company, and of our report on internal control over financial reporting dated July 5, 2008, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2008.

/s/ Rachlin LLP

Miami, Florida

June 5, 2008